Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 2, 2018, among WARRIOR MET COAL, INC., a Delaware corporation (the “Issuer”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity but solely in its capacity as trustee under the indenture referred to below (the “Trustee”) and not in its individual capacity but solely in its capacity as priority lien collateral trustee (the “Priority Lien Collateral Trustee”).

W I T N E S S E T H :

WHEREAS, the Issuer, the Subsidiary Guarantors, the Trustee and the Priority Lien Collateral Trustee have heretofore executed an indenture, dated as of November 2, 2017 (the “Original Indenture”), as supplemented by the First Supplemental Indenture, dated as of March 1, 2018 (the “First Supplemental Indenture,” and together with the Original Indenture, the “Indenture”), providing for the issuance of the Issuer’s 8.00% Senior Secured Notes due 2024;

WHEREAS, (a) on November 2, 2017 an aggregate principal amount of $350,000,000 of Notes were initially issued (the “Initial Notes”), (b) $125,000,000 in aggregate principal amount of Additional Notes under the Indenture (the “New Notes” together with the Initial Notes, the “Notes”) were issued on March 1, 2018 in connection with execution of the First Supplemental Indenture, and (c) $475,000,000 in aggregate principal amount of Notes is outstanding on the date hereof;

WHEREAS, (a) the Issuer has solicited consents to effect the proposed amendment to be effected by this Supplemental Indenture (the “Proposed Amendment”) from the holders of the Initial Notes upon the terms and subject to the conditions set forth in its consent solicitation statement, dated February 26, 2018 (the “Consent Solicitation Statement”), and the related consent letter, and (b) the purchasers of the New Notes, were deemed to have consented and therefore have consented to the Proposed Amendments by virtue of their purchases of the New Notes and acknowledged that they do not have any right to the Consent Fee (as defined in the Consent Solicitation Statement), all as provided in the Issuer’s preliminary offering circular and final offering circular, each dated February 26, 2018, relating to the offering of the New Notes;

WHEREAS, in accordance with Section 9.02 of the Indenture, the Issuer, the Trustee and the Priority Lien Collateral Trustee may amend the Indenture with the consent of the holders of at least a majority in principal amount of the Notes outstanding (calculated in accordance with Section 14.06 of the Indenture) as of the date hereof (the “Requisite Consents”);

WHEREAS, the Issuer is undertaking to execute and deliver this Supplemental Indenture to amend the Restricted Payments (as defined in the Indenture) covenant in the Indenture as set forth in the Consent Solicitation Statement and Section 2 below;

WHEREAS, the Issuer has obtained the Requisite Consents to effect the Proposed Amendment to the Indenture from the holders of at least a majority in principal amount of the Notes outstanding (calculated in accordance with Section 14.06 of the Indenture) as of the date hereof; and

WHEREAS, the Issuer has delivered to the Trustee: (i) an Officer’s Certificate and an Opinion of Counsel reasonably satisfactory to the Trustee stating, among other things, that, in the opinion of the signers, this Supplemental Indenture is authorized or permitted by the Indenture and that this Supplemental Indenture is the legal, valid and binding obligation of the Issuer, enforceable against it in accordance with its terms, subject to customary exceptions, and complies with the provisions of the Indenture; (ii) a copy of the resolution of the Board of Directors of the Issuer, certified by the Secretary or Assistant Secretary of the Issuer, authorizing the execution of this Supplemental Indenture; and (iii) evidence that the Issuer has received the Requisite Consents.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Trustee and the Priority Lien Collateral Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2. Amendments to the Indenture. Sections 4.04(b) and 4.04(c) of the Indenture are amended as follows:

(a) to add the following new clause (xxi) to Section 4.04(b):

(xxi) Restricted Payments declared on or prior to May 15, 2018 (and the subsequent payment thereof), in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (xxi) not to exceed $350.0 million; provided that Restricted Payments may be made pursuant to this clause (xxi) so long as, (A) immediately after giving effect to such Restricted Payment, the Total Indebtedness Leverage Ratio for the most recently ended four fiscal quarters for which financial statements have been delivered to the Trustee immediately preceding such Restricted Payment is not greater than 1.50 to 1.00 on a pro forma basis, and (B) the Issuer does not fund such Restricted Payment with the proceeds of contemporaneous borrowings under the ABL Credit Facilities;

(b) to delete the “and” at the end of Section 4.04(b)(xix);

(c) to add “and” at the end of Section 4.04(b)(xx);

(d) to amend the proviso immediately following new Section 4.04(b)(xxi) as follows (with ~~strikethrough~~ text indicating deletions and bold and underlined text indicating additions):

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (vi)(B), (vii), (viii), (x), ~~and~~ (xx) and (xxi) of this Section 4.04(b), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof; provided, further, that any Restricted Payments made with property other than cash shall be calculated using the Fair Market Value (as determined in good faith by the Issuer) of such property; and

(e) to amend the last sentence of Section 4.04(c) as follows (with bold and underlined text indicating additions):

In the event that a Restricted Payment (or any portion thereof) or Permitted Investment (or any portion thereof) is divided, classified or reclassified under clause (xx) or clause (xxi) above or clause (26) of the definition of Permitted Investments (such clauses, the “Incurrence Clauses”), the determination of the amount of such Restricted Payment or Permitted Investment that may be made pursuant to the Incurrence Clauses shall be made without giving pro forma effect to any substantially concurrent Incurrence of Indebtedness to finance any other Restricted Payment (or any portion thereof) or Permitted Investment (or any portion thereof) divided, classified or reclassified under any of the above clauses or the definitions thereof other than an Incurrence Clause.

3. Notices. All notices or other communications to the Issuer shall be given as provided in Section 14.02 of the Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. By its signature below, the Issuer hereby authorizes and instructs the Trustee and the Priority Lien Collateral Trustee to execute and deliver this Supplemental Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Trustee and Priority Lien Collateral Trustee Make No Representation. The Trustee and the Priority Lien Collateral Trustee make no representation as to the validity or sufficiency of this Supplemental Indenture. Furthermore, the Trustee and the Priority Lien Collateral Trustee shall not be responsible in any manner whatsoever for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

9. Severability. If and to the extent that any provision in this Supplemental Indenture shall be held invalid, illegal or unenforceable, or any proposed amendment to the Indenture shall be held not to have been properly approved by all necessary holders of Notes as required under the Indenture, the validity, legality, enforceability and approval of the remaining provisions shall not in any way be affected or impaired thereby, to the extent permitted by applicable law.

10. Effectiveness. The provisions of this Supplemental Indenture shall be effective upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing, the provisions of this Supplemental Indenture shall become operative only upon the Issuer’s delivery to the Paying Agent (as defined in the Consent Solicitation Statement) of funds sufficient for the Paying Agent to pay each Consent Fee (as defined in the Consent Solicitation Statement) payable thereunder. The Issuer shall notify the Trustee by e-mail, confirming such delivery of funds to the Paying Agent has occurred. The Issuer hereby authorizes and directs the Trustee to act upon such notification by the Issuer in accordance with Section 14.02 of the Indenture.

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IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

WARRIOR MET COAL, INC.

By:	/s/ Dale W. Boyles
Name: Dale W. Boyles
Title: Chief Financial Officer

[Signature Page to Second Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee and Priority Lien Collateral Trustee

By:	/s/ Jane Y. Schweiger
Name: Jane Y. Schweiger
Title: Vice President

[Signature Page to Second Supplemental Indenture]